Exhibit 10.7

April 4th, 2025

Electronic Mail; jeff@palominolabs.ai

Jeffrey B. Shealy

17811 Largo Place

Cornelius, NC 28031

Re: Offer of Employment

Dear Jeffrey:

On behalf of Palomino Laboratories Inc. (the “Company”), I am pleased to offer you employment in the position of President and CEO, reporting to the Board of Directors. This letter sets out the terms of your employment with the Company and includes a provision that any dispute between you and the Company and its affiliates be subject to arbitration. Should you accept this offer, your employment will start on or around April 14th, 2025, (the “Effective Date”).

1. Duties. Your duties generally will be in all aspects of building, financing, and operating the Company as President and CEO, but you may be assigned other duties as needed. Your normal work week is expected to be 40 hours per week.

2. Compensation. This is an exempt position, and if you decide to join us, your salary will be $20,833.34 per month (which annualizes to $250,000.00 per year), which is the same as your consulting agreement, paid on a semi-monthly basis, less applicable tax and other withholdings, in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

3. Founder’s Stock. You have been granted 4,000,000 (four million) shares of Company’s stock under two separate stock purchase agreements dated February 24th, 2023 and March 24th, 2025. You will continue to vest under the terms of the stock purchase agreements of the Company.

4. Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including paid holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance, paid sick leave, and other governmental benefit programs as required by state law.

5. Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

6. At-will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

7. Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Proprietary Information and Inventions Agreement. You will be required to sign and abide by the terms of the enclosed CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT prior to beginning employment.

9. References and Immigration Documents. This offer is contingent upon satisfactory completion of background checks, and on your ability to prove your identity and authorization to work in the U.S. for the Company. In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required, within 72 hours of hire, to provide verification of your identity and legal right to work in the United States. You will be asked to bring this documentation with you on your first day of employment.

10. Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

11. No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

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12. Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by written agreement, signed by you and an authorized representative of the Company.

13. Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

14. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

15. Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Santa Clara County, California under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act, the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

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We look forward to working with you at Palomino Laboratories Inc. This offer will remain open until 5:00 PM Pacific Time on April 6th, 2025. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the Company’s offer on the terms set forth in this letter.

Sincerely,

/s/ Richard Ogawa
Richard Ogawa, Board Member
Palomino Laboratories Inc.

I agree to and accept employment with Palomino Laboratories Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

/s/ Jeffrey B. Shealy
Jeffrey B. Shealy
Self

4/4/2025
Date

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